EXHIBIT 5.1

September 12, 2006

Element 21 Golf Company
200 Queens Quay East, Unit #1
Toronto, Ontario, Canada, M5A 4K9

Ladies and Gentlemen:

Element 21 Golf Company, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”), with respect to 20,000,000 shares of Common Stock, par value $.001 per share, of the Company (the “Shares”) to be issued in connection with the Company’s entrance into certain Consulting Agreements by and between Element 21 Golf Company and the consultants to Element 21 Golf Company named therein in a form substantially similar to that set forth on Exhibit 99.1 to the Registration Statement (each a “Consulting Agreement” and collectively, the “Consulting Agreements”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Articles of Incorporation and the Company’s Bylaws, each as amended to date; (2) copies of the form of Consulting Agreement attached as Exhibit 99.1 to the Registration Statement; (3) a specimen of the form of stock certificate evidencing the shares of Common Stock of the Company and (4) the minute books and stock records of the Company.

Our opinion is limited to the laws of the State of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of validly executed Consulting Agreements, will be validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Brown Rudnick Berlack Israels LLP
BROWN RUDNICK BERLACK ISRAELS LLP